Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8
(Form Type)
Global Payments Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	457(c) and 457(h)	11,500,000 (1)(3)	$67.795 (2)	$779,642,500.00 (2)	$0.00015310	$119,363.27
Equity	Common Stock	457(c) and 457(h)	2,300,000 (1)(3)	$67.795 (2)	$155,928,500.00 (2)	$0.00015310	$23,872.65
Total Offering Amounts					$935,571,000.00		$143,235.92
Total Fee Offsets							$0.00
Net Fee Due							$143,235.92

(1)
Amount to be registered consists of (i) 11,500,000 shares of common stock of Global Payments Inc. (“Common Stock”) that may be offered or sold under the Global Payments Inc. 2025 Incentive Plan (the “2025 Plan”); (ii) 2,300,000 shares of Common Stock that may be offered or sold under Global Payments Inc. Employee Stock Purchase Plan, as Amended and Restated (the “ESPP” and together with the 2025 Plan, the “Plans”); and (iii) such additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plans.

(2)
Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(h) and 457(c) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on The New York Stock Exchange on April 21, 2025, a date within five business days prior to the filing of this Registration Statement.

(3)	Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued under the Plans as a result of stock splits, stock dividends or similar transactions.